Exhibit 10.65

AMENDMENT NUMBER TWO TO THE ING AMERICAS SEVERANCE PAY PLAN,

AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2008

WHEREAS, Section 4.2 of the ING Americas Severance Pay Plan, as amended and restated effective as of January 1, 2008 (the “Plan”) reserves to ING North America Insurance Corporation (the “Company”) the power to amend the Plan; and

WHEREAS, the Company desires to amend the Plan effective June 22, 2009 to modify the definitions of “Release Date” and “Qualified Termination” for Eligible Employees whose employment is terminated in a Qualified Termination on or after such date.

NOW, THEREFORE, BE IT RESOLVED the Company hereby amends the Plan effective June 22, 2009, as follows:

1. Effective June 22, 2009, Section 1.18, definition of “Qualified Termination” is hereby amended to read as follows:

Section 1.18, Qualified Termination means with respect to each Eligible Employee, an involuntary termination as a result of:

(a)	the Eligible Employee’s job being eliminated as a result of a reduction in workforce, an acquisition, a merger, divestiture or restructuring, outsourcing, or position elimination;

(b)	the Eligible Employee’s Eligible Pay being significantly reduced (as determined by the Plan Administrator in its absolute discretion) due to a Company or Participating Employer-requested job change;

(c)	the Eligible Employee’s job function or an operation in which the Eligible Employee’s work is transferred by the Company or Participating Employer outside of a 50-mile radius from the Eligible Employee’s current work location;

(d)	the Eligible Employee’s job being filled while the Eligible Employee is on an approved leave of absence, or if on short-term disability leave under the STD Program, the Eligible Employee has been released to return to work under the STD Program and there is no position for said Eligible Employee, except where otherwise required by law; or

(e)	the expiration of the Eligible Employee’s expatriation assignment, as a result of which the Eligible Employee is eligible for repatriation under the terms of his or her assignment agreement and the Company is unable to locate an appropriate employment assignment in the U.S.

An Eligible Employee will be considered to be involuntarily terminated if he or she fails to locate an alternative placement with the Company, a Participating Employer, an Affiliate, an Outsourcer (as defined below) or a successor employer prior to his or her Release Date.

The term, “Qualified Termination does not include the following:

(1)	The Company or Participating Employer transfers the Eligible Employee’s job function or transfers an operation in which the Eligible Employee is or could be employed, sells, spins off or otherwise separates a part of the Company or an Affiliate, and the Eligible Employee is offered employment or the opportunity to continue employment with the transferee or other successor entity, whether or not the Eligible Employee accepts the offer or opportunity; provided, however, the location of the Eligible Employee’s employment with the transferee or successor entity is within a 50-mile radius of the Eligible Employee’s current place of employment and the position provides comparable base compensation (as determined by the Plan Administrator in its absolute discretion) compared to the Eligible Employee’s current position;

(2)	At the Eligible Employee’s manager’s discretion, the Eligible Employee is placed in a position with comparable Eligible Pay compared to the Eligible Employee’s then present position, which may or may not require additional development and training, with any Affiliate or Successor Employer, provided the location of the Eligible Employee’s employment with the transferee or successor entity is within a 50-mile radius of the Eligible Employee’s current place of employment; provided, however, that the 50-mile radius limitation shall not apply with respect to a Qualified Termination described in Section 1.18(e);

(3)	The Eligible Employee’s position is eliminated or transferred to another employer (the “Outsourcer”) through an outsourcing arrangement if the Eligible Employee is offered a position or opportunity to continue employment with the Outsourcer with comparable Eligible Pay (as determined by the Plan Administrator in its sole discretion) whether or not the Eligible Employee accepts the offer or opportunity;

(4)	The Eligible Employee’s employment is terminated for Cause;

(5)	The Eligible Employee’s employment is terminated as a result of a voluntary resignation or retirement; or

(6)	The Eligible Employee’s employment is terminated on a pre-established date at the end of a short-term period of employment, except as provided in Section 1.18(e);

(7)	The Eligible Employee’s completion of the maximum short term disability period under the STD Program where such Eligible Employee does not return to employment with the Company or a Participating Employer with an approved medical release immediately following such period of disability.

2. Effective June 22, 2009, Section 1,19, definition of “Release Date” is hereby amended to read as follows:

2

Section 1.19, Release Date means with respect to each Eligible Employee, the official last date at work established by the Company or his or her Participating Employer. With respect to Eligible Employees who are involuntarily terminated as described in Section 1.8(d), “Release Date” shall be the date such employee is released to return to work in accordance with the provisions of the STD Program. With respect to Eligible Employees who are involuntarily terminated as described in Section 1.18(e), “Release Date” shall be the 90th day following repatriation.

3. Except as expressly amended to this Amendment Number Two, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Two to be signed by its duly authorized officer effective as of the date last executed below.

ING North America Insurance Corporation

By: William Delahanty

Head of HR Rewards and Operations

Signature:	/s/ William Delahanty	Date:	6/19/09

3